Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Glaukos Corporation 2015 Omnibus Incentive Compensation Plan, 2015 Employee Stock Purchase Plan, 2011 Stock Plan, and 2001 Stock Option Plan of our report dated April 16, 2015 (except for the retroactive effect of the 1-for-2.5 reverse stock split as described in Note 1, as to which the date is June 12, 2015), with respect to the consolidated financial statements of Glaukos Corporation included in its Registration Statement (Form S-1 No. 333-204091) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Irvine, California

June 30, 2015